                            STOCK OPTION AGREEMENT


          This STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of the 21st day of May, 1998, by and between GeoCities, a California corporation, and ROBERT K. KALOK, an employee of GeoCities (the "Optionee").


                                  WITNESSETH:


          WHEREAS, the Optionee is currently employed by GeoCities as Vice President, Business Development; and

          WHEREAS, GeoCities desires to grant the Optionee an option which does not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, to purchase shares of the common stock of GeoCities, $0.005 par value per share ("Common Stock");

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. GeoCities hereby grants to the Optionee the option to purchase 75,000 shares of Common Stock at a price per share of $6.00 upon the terms and subject to the conditions set forth herein.

          2. Subject to the conditions set forth herein, the right to exercise this option shall accrue in periodic installments as follows:

              (i) commencing with the period of twelve (12) consecutive months beginning on the first (1st) anniversary of the date on which you became a full-time employee of GeoCities, this option may be exercised to the extent of 18,750 shares;

              (ii) commencing with the period of twelve (12) consecutive months beginning on the second (2nd) anniversary of the date on which you became a full-time employee of GeoCities, this option may be exercised to the extent of an additional 18,750 shares;

              (iii) commencing with the period of twelve (12) consecutive months beginning on the third (3rd) anniversary of the date on which you became a full-time employee of GeoCities, this option may be exercised to the extent of an additional 18,750 shares; and

              (iv) commencing with the period of twelve (12) consecutive months beginning on the fourth (4th) anniversary of the date on which you became a full-time employee of GeoCities, this option may be exercised to the extent of an additional 18,750 shares.

          This option may be exercised, in whole or in part, subject to the limitations imposed by the exercise schedule set forth above, at any time and from time to time commencing with the respective dates on which each portion becomes exercisable and continuing until the seventh (7th) anniversary of the date on which you became a full-time employee of GeoCities, at which time the entire unexercised portion of this option shall expire. You and GeoCities hereby confirm that you became a full-time employee of GeoCities on May 18, 1998.

          3. In the event of termination of the Optionee's employment for cause, as defined below, this option shall immediately terminate. If the Optionee's employment is terminated for any reason other than for cause, then this option may be exercised to the extent this option was exercisable on the date of such cessation of employment, within three (3) months after the date the Optionee ceases to be an employee of GeoCities. An approved leave of absence shall not be deemed a termination of employment for purposes of this Agreement, but no option may be exercised during any such leave of absence, except during the first three (3) months thereof. Solely for purposes of this Paragraph 3, "cause" shall mean any fair and honest cause or reason assigned in good faith by the Board of Directors or any officer of GeoCities.

          4. This option shall be exercisable by the Optionee only during the Optionee's lifetime. This option shall be nontransferable by the Optionee other than by will or the laws of descent and distribution.

          5. In the event of the Optionee's death or permanent and total disability while in the employ of GeoCities, or during the period following termination of employment during which the Optionee is permitted to exercise an option pursuant to Paragraph 3 hereof, this option may be exercised, to the extent that it was otherwise exercisable as of the date of such death, disability or termination of employment by the Optionee or the Optionee's transferee within one (1) year after the date the Optionee dies or becomes permanently and totally disabled. The Optionee's transferee shall be the person or persons entitled to exercise the option under the Optionee's will, or, if no testamentary disposition of the option shall have been made, the Optionee's legal representative. Any transferee exercising the option must furnish GeoCities with: (a) written confirmation of his or her status as transferee; (b) evidence satisfactory to GeoCities to establish the validity of the transfer of this option in compliance with this Agreement and with any laws or regulations pertaining to said transfer; and (c) written acceptance of the terms and conditions of this Option as prescribed in this Agreement.

          6. Subject to any required action of GeoCities' shareholders, the existence of outstanding options hereunder shall not affect GeoCities' right or power to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in its capital structure or business; to approve any merger or consolidation, issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock; to elect its dissolution or liquidation or that of any of its subsidiaries, to sell or transfer any of its business; or to do any

                                       2.

other corporate act whether similar to the events described above or otherwise. If the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of securities, whether of GeoCities or any other corporation, by reason of recapitalization, reclassification, stock split, combination of shares, stock dividends or other similar event, the number and kind of securities as to which outstanding options may be exercised, and the option price at which outstanding options may be exercised may be adjusted by the Board of Directors, whose determination shall be binding and final.

          7. This option may be exercised in accordance with the terms hereof by: (a) giving written notice of such exercise to GeoCities, specifying the number of whole shares to be purchased and accompanied by full payment of the purchase price thereof, either in cash, by check, or by delivery to GeoCities of shares of Common Stock already owned by the Optionee (duly endorsed in favor of GeoCities or accompanied by a duly endorsed stock power) together with the amount of any income tax GeoCities is required by law to withhold by reason of such exercise, and (b) giving satisfactory assurances in writing, if requested by GeoCities, signed by the person exercising this option, that the shares to be purchased upon such exercise are being purchased for investment and not with the view to distribution thereof.

          8. (a) Notwithstanding anything contained herein to the contrary, in the event that the Optionee ceases to be employed by GeoCities for any reason (including, without limitation, as a result of resignation, retirement, dismissal with or without cause, death or disability), GeoCities shall have the first right and option, and the holders of Senior Securities (as defined below) shall have the second right and option, to purchase from the Optionee (or, in the case of death, from the Optionee's legal representative) all shares of Common Stock held by the Optionee on the date of cessation of employment or purchased by the Optionee following such date as permitted under Paragraphs 3 and 5 hereof. In the event that GeoCities or any holder of Senior Securities shall exercise such right and option, then the exercising party shall pay the Optionee, as the purchase price for such shares of Common Stock, the Fair Market Value (as defined below) of such shares. GeoCities may exercise its first right and option by delivering notice to Optionee and to each holder of Senior Securities within ninety (90) days following the cessation of the Optionee's employment or the subsequent purchase of shares, as applicable, of its intent to exercise its repurchase right and the Fair Market Value of the shares in cash at the end of such 90th day (unless the Fair Market Value of the shares has not been conclusively determined as of such date, in which case GeoCities may, at its sole option, pay the Optionee the estimated Fair Market Value at the end of such 90th day, subject to adjustment upon the final determination of the Fair Market Value, or pay the Optionee promptly after the Fair Market Value is determined in accordance with subparagraph (d) below).

              (b) If GeoCities fails to fully exercise its right to repurchase all of the Optionee's shares of Common Stock after the cessation of the Optionee's employment or the subsequent purchase of shares, as applicable, then GeoCities shall give the Optionee and each holder of its Preferred Stock, or Common Stock issued upon conversion thereof (collectively, the "Senior Securities"), notice ("Termination Notice") of such fact, the number of shares of Common Stock available for purchase by each share holder and GeoCities' determination of the Fair

                                       3.

Market Value of such shares. The holders of the Senior Securities shall have the right to purchase the Optionee's Common Stock, on a pro-rata basis, by giving GeoCities notice of their intent to exercise such option ("Notice of Election") within twenty (20) days after the receipt of the Termination Notice from GeoCities, together with cash in the amount of the purchase price (unless the Fair Market Value of the shares has not been conclusively determined as of such date, in which case each such holder shall pay the Optionee promptly after the Fair Market Value has been conclusively determined in accordance with subparagraph (d) below). For the purposes of this subparagraph (b), "pro rata basis" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares not purchased by GeoCities by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such holder (on an as-converted basis) and the denominator of which is the total number of shares held by all the holders of Senior Securities (on an as-converted basis).

              (c) Any holder of Senior Securities that fails to provide a timely Notice of Election shall be deemed to have elected not to purchase any shares in a transaction pursuant to this Paragraph 8. If any holder of Senior Securities elects (or is deemed to have elected) not to fully participate in a transaction pursuant to this Paragraph 8, GeoCities shall so notify the other holders of Senior Securities who elected to participate (the "Repurchase Holders"). Such notice may be made by telephone if confirmed in writing within two (2) days. The Repurchase Holders shall have five (5) days from the date such notice was given to agree to purchase their pro rata share of the unsold portion of the Optionee's shares. For the purposes of this subparagraph (c), a "pro rata share" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares in the unsold portion by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such Repurchase Holder (on an as-converted basis) and the denominator of which is the total number of shares held by all of the Repurchase Holders (on an as-converted basis).

              (d) If the Optionee objects to the Fair Market Value as so proposed, then the Optionee may request an appraisal by written notice of objection delivered not later than ten (10) days after receipt of the Fair Market Value set by GeoCities' Board of Directors. If an appraisal is requested, the Optionee and GeoCities shall jointly select an appraiser to determine the Fair Market Value of the Optionee's shares. If the Optionee and GeoCities cannot agree on an appraiser, each shall select its own appraiser (each, a "Party Appraiser") and the two Party Appraisers shall jointly select a third appraiser (the "Arbitrating Appraiser"). Each of the Party Appraisers shall submit its appraisal to the Arbitrating Appraiser, and the Arbitrating Appraiser shall select one of such appraisals as the Fair Market Value. All expenses of such appraisal shall be paid by the Optionee, unless the Fair Market Value as determined by such appraisal is at least five percent (5%) greater than the Fair Market Value initially set by the Board of Directors, in which case GeoCities and the holders of Senior Securities shall pay for the appraisal in proportion to each party's purchase of the Optionee's shares.

          9. The Optionee may not sell or engage in any transaction which has resulted in or will result in a change in the beneficial or record ownership of any shares of Common Stock held by the Optionee, including without limitation a voluntary or involuntary sale,

                                       4.

assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift attachment or levy (a "Transfer"), except as provided in this Agreement, and any such Transfer of shares of Common Stock or attempted Transfer of shares of Common Stock in contravention of this Agreement shall be void and ineffective for any purpose or confer on any transferee or purported transferee any rights whatsoever.

          10. (a) Each time the Optionee proposes to Transfer (or is required by operation of law or other involuntary transfer) any or all of the shares of Common Stock standing in the Optionee's name or owned by the Optionee during the term of this Agreement, the Optionee shall first offer such shares to GeoCities and the holders of the Senior Securities in accordance with the following provisions:

                    (i) The Optionee shall deliver a written notice (a "Notice") to GeoCities stating (A) the Optionee's bona fide intention to Transfer such shares, (B) the name and the address of the proposed transferee,
(C) the number of shares to be transferred, and (D) the purchase price per share and the terms of payment for which the Optionee proposes to Transfer such shares.

                    (ii) Within thirty (30) days after the receipt of the Notice, GeoCities shall have the first right to purchase or obtain such shares, upon the price and terms of payment designated in the Notice. If the Notice provides for the payment of non-cash consideration, GeoCities at its option may pay the consideration in cash equal to GeoCities' good faith estimate of the present fair market value of the non-cash consideration offered.

                    (iii) If GeoCities elects not to purchase or obtain all of the shares designated in the Optionee's Notice, then GeoCities shall promptly provide written notice of such fact, together with a copy of the Notice, to the holders of the Senior Securities. The holders of the Senior Securities shall have an additional thirty (30) days immediately following the receipt of the Notice from GeoCities in which to purchase the shares not purchased by GeoCities on a pro rata basis upon the terms and conditions specified in subparagraph (ii) above by giving GeoCities notice of their intent to exercise such option ("Notice of Purchase") within thirty (30) days after the receipt of the Notice from GeoCities. For purposes of this subparagraph (iii), "pro rata" shall be equal to the product obtained by multiplying (i) the number of the Optionee's shares not purchased by GeoCities by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such holder (on an as-converted basis) and the denominator of which is the total number of shares held by all holders of the Senior Securities (on an as-converted basis).

                    (iv) Any holder of Senior Securities that fails to provide a timely Notice of Purchase shall be deemed to have elected to not purchase any shares in a transaction pursuant to this Paragraph 10. If any holder of Senior Securities elects (or is deemed to have elected) not to fully participate in a transaction pursuant to this Paragraph 10, then GeoCities shall so notify the other holders of Senior Securities who elected to participate (the "Right of First Refusal Holders"). Such notice may be made by telephone if confirmed in writing within

                                       5.

two (2) days. The Right of First Refusal Holders shall have five (5) days from the date such notice was given to agree to purchase their pro rata share of the unsold portion of the Optionee's shares. For purposes of this subparagraph
(iv), a "pro rata share" shall be equal to the product obtained by multiplying
(i) the number of the Optionee's shares in the unsold portion by (ii) a fraction, the numerator of which is the number of shares of Senior Securities held by such Right of First Refusal Holder (on an as-converted basis) and the denominator of which is the total number of shares of Senior Securities held by all the Right of First Refusal Holders (on an as-converted basis).

                    (v) If neither (x) GeoCities nor (y) any of the holders of the Senior Securities elects to purchase or obtain all of the shares designated in the Optionee's Notice, then the Optionee may Transfer the unsold shares referred to in the Notice to the proposed transferee, providing such Transfer
(A) is completed within 180 days after the expiration of the right of GeoCities and the holders of the Senior Securities to purchase or obtain such shares, (B) is made at the same price and terms designated in the Notice, and (C) the proposed transferee agrees to be bound by the terms and provisions of a buy-sell agreement substantially similar to the terms of Paragraph 9 through 13 of this Agreement and to become a party to such an agreement immediately upon receipt of such shares. If such shares are not so transferred, the Optionee must give notice in accordance with this Paragraph 10 prior to any other or subsequent Transfer of such shares.

               (b) Notwithstanding Paragraph 9(a), the Optionee may Transfer for no or nominal consideration shares to (i) the Optionee's spouse, parents, grandparents, siblings, children or grandchildren or other members of the Optionee's family (including relatives by marriage), or to a custodian, trustee or other fiduciary for the account of the Optionee or members of the Optionee's family, or to any person designated by the Optionee, or (ii) by way of bequest or inheritance upon death; provided that the Optionee or the Optionee's representative notifies GeoCities of such Transfer not less than ten (10) nor more than ninety (90) days prior to the Transfer and that the proposed transferee agrees to be bound by the terms and provisions of a buy-sell agreement substantially similar to the terms of Paragraph 8 through 13 of this Agreement and to become a party to such an agreement immediately upon the receipt of such shares. Such buy-sell agreement shall provide that, for purposes of the paragraph in such buy-sell agreement that is analogous to Paragraph 8 of this Agreement, a cessation of the Optionee's employment with GeoCities shall be deemed to be a cessation of employment by the transferee.

          11. Notwithstanding any provisions to the contrary contained in this Agreement, GeoCities' obligations to pay or complete payment for any shares to be purchased by it under this Agreement are subject to its being legally permitted to do so under the tests contained in Sections 500 and 501 of the California General Corporation Law or any successor statute applicable thereto. The inability of GeoCities to validly purchase any shares hereunder by reason of its failure to meet the tests contained in Section 500 and 501 of the California General Corporation Law shall not be deemed to affect or limit in any way the ability of the holders of the Senior Securities to purchase the shares.

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          12. Each Certificate representing shares owned of record or beneficially by a party to this Agreement shall be endorsed with the following legend:

          THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK OPTION AGREEMENT BETWEEN GEOCITIES AND THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE, PROVIDING FOR, AMONG OTHER MATTERS, THE RIGHT OF GEOCITIES AND CERTAIN SHAREHOLDERS THEREOF TO REPURCHASE THE SHARES REPRESENTED BY THE CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF GEOCITIES.

          Under no circumstances shall any Transfer of any shares subject hereto be valid until the proposed transferee thereof shall have agreed to be bound by the terms and provisions of a buy-sell agreement substantially similar to the terms of Paragraphs 9 through 13 of this Agreement and to become a party to such an agreement immediately upon receipt of such shares; and notwithstanding any other provisions of this Agreement, no such Transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the shares subject hereto. Additionally, in order to permit GeoCities to enforce the provisions of Paragraphs 8 through 13 of this Agreement you and GeoCities agree that the stock certificates representing all of the shares issued and to be issued to you by GeoCities pursuant to this Agreement and any other Stock Option Agreements between you and GeoCities shall be deposited into escrow pursuant to Joint Escrow Instructions to be executed by you, GeoCities and an Escrow Agent. At the time of such deposit, you shall also deposit into such escrow two Stock Assignments Separate from Certificate executed in blank.

          13. The restrictions on Transfer of shares set forth in this Agreement shall terminate upon the consummation of a firm commitment underwritten public offering from which GeoCities receives gross proceeds of not less than $20 million and in which the offering price per share (prior to underwriting commissions and expenses) equals at least $5 (as adjusted for stock splits, stock dividends, reorganizations and the like).

          14. This Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and assigns, and, except as provided in Paragraphs 8 through 13, no other person or entity shall have or acquire any right by virtue of this Agreement Each holder of Senior Securities shall be a third-party beneficiary of Paragraphs 8 through 13 of this Agreement.

          15. Unless the shares to be issued are at the time of issuance registered under the Securities Act of 1933, as amended, this option is granted on the condition that the purchase of stock hereunder shall be for investment purposes and not with the view to resale or distribution.

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          16. Neither the Optionee nor any person claiming under or through the Optionee shall be, or have any of the rights or privileges of a shareholder of GeoCities with respect to any of the shares issuable upon the exercise of this option, unless and until certificates representing such shares shall have been issued and delivered to the Optionee.

          17. Any notice to be given to GeoCities under the terms of this Agreement shall be addressed to GeoCities, in care of its President, at 1918 Main Street, Third Floor, Santa Monica California 90405-1030, or to such other address as GeoCities may hereafter designate in writing. Any notice to be given to the Optionee shall be addressed to the Optionee at the address set forth beneath the Optionee's signature hereto, or at any other address as the Optionee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when personally delivered, or if mailed, two (2) business days following its being deposited in the United States mails in a properly sealed envelope, addressed as aforesaid, registered or certified, postage prepaid.

          18. Except as otherwise provided herein, this option and the rights and privileges conferred by this Agreement may not be transferred, assigned, pledged or hypothecated by the Optionee in any way (whether by operation of law or otherwise) and shall not be subject w sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred upon the Optionee in this Agreement shall immediately become null and void.

          19. Subject to the limitations of transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

          20. Nothing in this Agreement is intended, nor shall it be deemed, to create any employment agreement between the Optionee and GeoCities or to impose any obligation on the part of GeoCities to maintain Optionee's employment with GeoCities, and any rights that the Optionee may have GeoCities with respect to the Optionee's employment, other than as an at-will employee, shall be as set forth in a written employment agreement between the Optionee and GeoCities, if any.

                                       8.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

                                     GEOCITIES


                                     By:   _____________________________________
                                           Thomas R. Evans
                                           President and Chief Executive Officer

ACCEPTED:


___________________________________
Signature


___________________________________
Robert K. Kalok


___________________________________
Address


___________________________________
City, State, Zip

                                       9.

                               Consent of Spouse
                               -----------------


          I, the undersigned spouse of the Optionee, acknowledge on my own behalf that I have read the foregoing Agreement and I know its contents, I am aware that by its provisions my spouse grants GeoCities and certain other shareholders an option to purchase all of his shares of GeoCities, including my community interest in them, I hereby consent to the sale, approve of the provisions of the Agreement, and agree that those shares and my interest in them are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on those shares or my interest in them.

                                           _____________________________________

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